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                                  EXHIBIT 11.1

                     PATTERSON ENERGY, INC. AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                                                                      Three Months               Nine Months
                                                                         Ended                      Ended
                                                                      September 30,             September 30,
                                                                 ----------------------     ---------------------
                                                                   1996          1997         1996         1997
                                                                 --------      --------     --------     --------
                                                                  (in thousands, except per share data)
PRIMARY EARNINGS PER SHARE

Net income (loss) ..........................................     $   (612)     $  7,879     $  2,130     $ 13,797
                                                                 ========      ========     ========     ========

Shares:
   Weighted average number of common shares
    outstanding ............................................        9,604        14,769        9,531       13,950

   Add-Dilutive effect of outstanding options and
     redeemable warrants (as determined by the
     application of the treasury stock method) .............          429           755          368          520
                                                                 --------      --------     --------     --------

   Weighted average number of common shares
     outstanding, as adjusted ..............................       10,033        15,524        9,899       14,470
                                                                 ========      ========     ========     ========

Net income (loss) per share:
   Primary .................................................     $  (0.06)     $   0.51     $   0.22     $   0.95
                                                                 ========      ========     ========     ========


FULLY DILUTED EARNINGS PER SHARE

Net income (loss) ..........................................     $  (612)      $  7,879     $  2,130     $ 13,797
                                                                 ========      ========     ========     ========

Shares:
   Weighted average number of common shares
   outstanding .............................................        9,604        14,769        9,531       13,950

   Add-Dilutive effect of outstanding options and
     redeemable warrants (as determined by the
     application of the treasury stock method) .............          429           873          428          646
                                                                 --------      --------     --------     --------

   Weighted average number of common shares
     outstanding, as adjusted ..............................       10,033        15,642        9,959       14,596
                                                                 ========      ========     ========     ========

Net income (loss) per share:
   Fully Diluted ...........................................     $  (0.06)     $    .50     $    .21     $    .95
                                                                 ========      ========     ========     ========